Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (the “Agreement”) is entered into by and between Bally Technologies, Inc., and its affiliates and subsidiaries (the “Company”) and Mark Lerner (“Executive”), and shall be effective on the date last signed by the parties, as indicated below.

WHEREAS, Executive has been employed at-will by the Company, as Senior Vice President, General Counsel and Secretary; Executive and the Company wish to set forth terms and conditions of his post-employment relationship with the Company, along with related rights and obligations of the parties; and Executive and the Company wish to resolve all matters related to Executive’s employment with the Company, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, agree as follows:

1.         Retirement.

1.1       Retirement.  Executive and the Company agree that Executive’s employment with and positions as Senior Vice President, General Counsel and Secretary of the Company, all other positions that Executive may hold as an employee, officer and/or director of the Company or any of its subsidiaries or affiliates, and the Letter Agreement letter dated August 15, 2000 (the “Letter Agreement”), shall terminate effective as of January 2, 2014 (the “Separation Date”), at which time the consulting services described in Section 1.2 shall commence.

1.2       Agreement for Services.  For a period commencing on January 2, 2014 and ending on December 31, 2014, Executive shall provide limited consulting services to the Company as the Company may reasonably request (made by either members of the Board of Directors or the Chief Executive Officer) from time to time, all at such location(s) as are mutually agreeable to Executive and the Company.  The Company and Executive agree and understand that the services performed by Executive under this Agreement shall not exceed 8 hours per month, unless mutually agreed to by both parties in writing.  Executive shall be entitled to accept other employment and pursue other activities and interests, so long as such employment, activities and interests do not otherwise breach Executive’s covenants and obligations under this Agreement.

2.         Payments; Benefits.

2.1       Compensation prior to Separation Date.  The Company shall continue to pay Executive his regular base salary from the date hereof through the Separation Date, which amount shall be payable in accordance with the Company’s regular payroll practices and subject to applicable withholding.

2.2       Accrued Rights.  As soon as practicable after the Separation Date, Executive shall receive a payment equal to Executive’s accrued but unpaid salary through the Separation Date.  Following the Separation Date, Executive shall also be entitled to any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements (excluding any severance plan or policy of the Company, but including continuation of life insurance coverage under the Company’s existing plan), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements and applicable law.

2.3       Separation Pay.  Notwithstanding Executive’s separation with the Company, and conditioned upon Executive’s execution, nonrevocation of, and compliance with, this Agreement, including the releases that form a material part of this Agreement, which Agreement shall have become effective and irrevocable within thirty days of the date hereof, the Company shall provide Executive with the following:

(a)        a cash severance payment equal to twelve months of Executive’s current base salary, which shall be paid by the Company over a period of twelve months from the Separation Date in equal installments at the same intervals as other employees of the Company are being paid their base salaries (which payments, for the avoidance of doubt, would be paid in full to Executive’s representative or estate in the event of Executive’s death or disability prior to full payment thereof);

(b)        accelerated vesting as of the Separation Date of all outstanding and unvested stock options, restricted stock or restricted stock units awards granted to Executive under the Company’s equity incentive plans prior to the Separation Date, which awards shall otherwise remain subject to the terms and conditions of the Company’s equity incentive plans and the award agreements evidencing such awards;

(c)        Company-paid COBRA continuation coverage for Executive and his covered dependents for 18 months following the Separation Date, or, if such payments are not permissible under applicable law, equivalent cash payments in lieu thereof;

(d)        an additional lump sum cash payment in the amount of $150,000, payable within thirty days following January 1, 2014; and

(e)        six months of Company-paid outplacement services.

The Company shall also pay for one appointment, not to exceed three days in length, for Executive under the Executive Health Program at the Mayo Clinic in Scottsdale, Arizona, plus reasonable travel and lodging, comparable to similar past appointments by Employee, which appointment shall occur in calendar year 2014.  In addition, Executive shall be entitled to retain, after inspection and removal of confidential information by the Company, Executive’s computer, cellular phone and other communication devices and office furniture.

2.4       Expenses. The Company agrees to reimburse Executive for all reasonable and necessary out-of-pocket business related expenses he incurs at the request of the Company, provided that Executive shall submit reasonable documentation of such expenses.

2.5       Vacation Time.  On or shortly following the Separation Date, the Company shall pay to Executive the balance of Executive’s accrued and unused vacation time as of the Separation Date.  Any payments made to Executive pursuant to this Agreement shall be made in accordance with all applicable withholding deductions, and shall be payable in accordance with the Company’s standard payroll practice.

2.6       Indemnification. The Company, its affiliates, agents, employees, officers and directors agree to indemnify, reimburse and hold Executive harmless from and against all actions, claims, losses, damages and expenses (including reasonable attorneys’ fees) of whatever kind, that arise out of, or are in connection with, Executive’s employment with the Company on or before January 2, 2014, and the services provided thereafter under Section 1.2 of this Agreement. In accordance with the provisions of Section 14(d) of Bally’s bylaws as currently in effect, the indemnification provided to Executive under this provision shall be of the same scope and effect as the indemnification provided to officers and directors under Section 14 of Bally’s bylaws.

2.7       No Other Benefits.  Except as provided in this Agreement, Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment or his departure therefrom.  Specifically, Executive shall not be eligible for severance benefits under any plan, program or arrangement sponsored or funded by the Company, and he hereby waives any right to such benefit(s). Further, Executive agrees that, in connection with any appointments on management and supervisory boards for any affiliates or subsidiaries of the Company, and for any tasks performed in connection therewith, Executive shall not be entitled to any further remuneration and/or any other benefits.

3.         Release of Claims.  Executive hereby forever releases and discharges the Company, its employees, agents and attorneys (in their individual and representative capacities), from any and all claims, demands, losses, damages, actions, causes of action, suits, debts, promises, liabilities, obligations, liens, costs, expenses, attorney’s fees, indemnities, subrogations (contractual or equitable) or duties, of any nature, character or description whatsoever, arising from or relating to, directly or indirectly, Executive’s employment with the Company or the Letter Agreement as of the Separation Date.  This release shall only apply to claims relating to Executive’s employment with the Company prior to the Separation Date or the termination of Executive’s employment with the Company, and shall not apply to obligations of the Company after the Separation Date pursuant to this Agreement.  This release of claims includes, but is not limited to, claims at law or equity or sounding in contract (express or implied) or torts arising under federal, state or local laws or the common law prohibiting age, sex, race, national origins, disability, veteran status or any other forms of discrimination (including, but not limited to, the the Nevada Civil Rights Act, the Nevada Wage Statute, the Nevada Constitution, the Nevada Fair Employment Practices Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967,the Labor Management Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Lilly Ledbetter Fair Pay Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act, the American with Disabilities Act , Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Older Workers Benefit Protection Act, 42 U.S.C. § 1981, the National Labor Relation Act,  any common law or statutory cause of action arising out of Executive’s employment or termination of employment with the Company, and all amendments to the aforementioned statutes).

4.         Revocation Period.  This Agreement is enforceable when both parties have signed the Agreement.  The parties understand and acknowledge that Executive has seven calendar days following his execution of this Agreement to revoke his acceptance.  For revocation to be effective, notice of revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day after Executive signs the Agreement.  If Executive revokes this Agreement, it shall not be effective or enforceable, and neither party will be deemed to have released the other or to have waived any rights with respect to the matters addressed in this Agreement.

5.         Time to Review Agreement; Advice of Counsel.  Executive acknowledges that he was offered at least twenty-one days to review, consider and negotiate the provisions of this Agreement prior to execution (“Review Period”).  However, in the event that Executive executes this Agreement prior to the expiration of the Review Period, Executive knowingly and voluntarily waives all rights to any further time for review remaining in the Review Period.  Executive is advised to consult with an attorney before signing this Agreement and acknowledges that he has been afforded an opportunity for counsel of his choosing to read and review it; that he has had the provisions fully explained to him by his counsel; and that he is signing this Agreement freely, voluntarily and with full knowledge of its terms and consequences.

6.         Confidential Information.  Executive shall hold in a fiduciary capacity for the benefit of the Company and its stockholders all secret, confidential, and proprietary information, knowledge, and data relating to the Company (and any of its subsidiaries or affiliates), obtained by Executive during his employment or by reason of the scope of his consulting services provided hereunder.  Other than is necessary in the business of the Company or the scope of his consulting services, during the Term and after the expiration or termination of the this Agreement, Executive shall not directly or indirectly, without the prior written consent of the Company or except as may be required by law, communicate or divulge any such information to any person or entity.

7.         Entire Agreement; Assignment.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to such matters, unless specifically provided otherwise herein.  Without limiting the foregoing, the Letter Agreement will terminate on the Separation Date and thereafter be of no force or effect.  This Agreement may be modified or amended only with the written consent of both parties.  This Agreement is for Executive’s personal services and he may not assign, transfer, or delegate any duty or obligation to perform such services. Any such attempted assignment shall be null and void.

8.         Waiver.  Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.

9.         Notice. All notices required by this Agreement must be in writing and must be delivered or mailed to the addresses given below or such other addresses as the parties may designate in writing.

Bally Technologies, Inc.	Mark Lerner

6601 S. Bermuda Road	8316 Paseo Vista Drive

Las Vegas, Nevada 89119	Las Vegas, Nevada 89128

Attention: General Counsel

10.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.  This Agreement may be executed and delivered by exchange of facsimile copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.

11.       Governing Law.   The laws of the state of Nevada applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance, and effect of this Agreement.

12.       Compliance with Section 409A.  The Company intends this Agreement to comply with the requirements of Section 409A of the Code or an exception thereto, but it does not warrant or guarantee such compliance. The terms of this Agreement shall be interpreted, to the fullest extent possible, to comply with Section 409A of the Code or an exception thereto. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.  Executive shall not have any right to make any election regarding the time or form of any payment due under the terms of this Agreement.  Further, Executive shall remain solely responsible for any adverse tax consequences imposed upon him by Section 409A, if any.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

BALLY TECHNOLOGIES, INC.	EXECUTIVE

/s/Neil Davidson	/s/Mark Lerner
Mark Lerner

Name: Neil Davidson

Title: CFO	Date: December 16, 2013

Date: December 20, 2013